EXHIBIT 18.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	700 North Pearl, Suite 2000 Dallas, TX 75201

August 26, 2013

Mr. David Willis, CFO

Global Power Equipment Group Inc.

400 E. Las Colinas Blvd. Suite 400

Irving, TX 75039

Dear Mr. Willis:

As stated in Note 2 to the condensed consolidated financial statements of Global Power Equipment Group Inc. (the “Company”) as of and for the three and nine month periods ended September 30, 2013, the Company changed its timing of the annual goodwill impairment assessment from December 31, to October 1 and stated the newly adopted accounting principle is preferable in the circumstances because it better aligns the timing of the Company’s budgeting process with this test, as the impairment test is dependent on the results of the budgeting process, and allows the Company more time to accurately complete its impairment testing process in order to timely file their Form 10-K with the Securities and Exchange Commission.  At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accounts has not established standards by which an auditor can evaluate the preferability of alternatives.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur with management’s judgment that the newly adopted accounting principle described in Note 2 is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable.  Because we have not audited any financial statement of Global Power Equipment Group Inc. as of any date or for any period subsequent to December 31, 2012, we express no opinion on the financial statements as of and for the three and nine month periods ended September 30, 2013.

Very truly yours,

/s/ BDO USA, LLP